EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Weyerhaeuser Company:

We consent to the incorporation by reference in the registration statement (No. 333-225502 on Form S-3 and Nos. 333-209617, 333-183980, 333-182810, 333-188256, 333-182224 on Form S-8) of Weyerhaeuser Company of our reports dated February 14, 2020, with respect to the consolidated balance sheets of Weyerhaeuser Company as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive income, cash flows, and changes in equity, for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10-K of Weyerhaeuser Company.

/s/ KPMG LLP

Seattle, Washington

February 14, 2020